UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 3, 2002
Date of Report (Date of earliest event reported)

EXABYTE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-18033	84-0988566
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1685 38th Street
Boulder, Colorado 80301
(Address of principal executive offices)

(303) 442-4333
Registrant's telephone number, including area code

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5. Other Events

President and CEO

Exabyte Corporation has appointed Tom Ward as the new President and Chief Executive Officer and a director of Exabyte. Concurrently, the Interim President and Chief Executive Officer, Juan A. Rodriguez, has been appointed Chairman of the Board and Chief Technologist. A press release regarding this appointment is attached as an exhibit. These appointments were effective June 3, 2002.

Stock Options

As an inducement to have Tom Ward in the above-mentioned roles, we agreed to grant stock options to Mr. Ward pursuant to a Nonstatutory Stock Option Agreement, dated June 3, 2002 between Exabyte and Mr. Ward (the "Plan"). The board believes that this inducement and the employment of Mr. Ward are in the best interests of Exabyte. The Plan is independent of our existing Stock Option Plan and is subject to stockholder approval. The terms of the Plan have been approved by our Compensation Committee.

Under, the Plan, subject to stockholder approval, as of the commencement of Mr. Ward's employment with us, he was granted an option to purchase 3,000,000 shares of our common stock. The option has an exercise price equal to the common stock's closing price on the Nasdaq National Market on the date of the stockholder approval of the Plan. This option grant contains our normal vesting terms, providing for vesting during Mr. Ward's employment at the rate of 2% per month, except that any remaining unvested options will be deemed to be fully vested as of December 30, 2005.

Also, in accordance with the Plan, subject to stockholder approval, Mr. Ward received an additional option to purchase 4,000,000 common shares with a vesting schedule which accelerates based upon the market price for our common stock. The additional option was granted with an exercise price equal to the common stock's closing price on the Nasdaq National Market on the date of the stockholder approval of the Plan. This option will vest as follows:

          --     All shares will be deemed to be fully vested as of June 5, 2007, provided that Mr.
                  Ward is employed as the President and Chief Executive Officer of Exabyte at such time.

          --     Mr. Ward will qualify for an accelerated vesting schedule (for such additional options) as follows, provided he is employed as the President and Chief Executive
                  Officer of Exabyte at the time of any such acceleration event:

                    -   1,000,000 shares at such time as our stock price closes at or above $2.00 for 30 consecutive trading days;

                    -   1,000,000 shares at such time as our stock price closes at or above $4.00 for 30 consecutive trading days;

                    -   1,000,000 shares at such time as our stock price closes at or above $5.00 for 30 consecutive trading days; and

                    -   1,000,000 shares at such time as our stock price closes at or above $6.00 for 30 consecutive trading days.

All stock prices and option strike prices will be appropriately adjusted for stock splits, a stock dividend, a merger or similar events. Unless terminated earlier as provided in the Plan, Mr. Ward's option to purchase common stock pursuant to the Plan will expire on June 2, 2012. This option under the Plan will terminate 90 days after termination of employment with Exabyte for any reason except in limited circumstances including disability or death, in which case the term of the options continues for an additional period of time. Mr. Ward's employment with Exabyte may be terminated by Exabyte or him at any time for any reason.

Series I Purchase

In conjunction with his appointment as President and Chief Executive Officer, Mr. Ward entered into an agreement to purchase 1,200,000 shares of Exabyte's Series I preferred stock for $1.00 per share as a new party to the Series I Preferred Stock Purchase Agreement dated as of May 17, 2002. Exabyte has previously announced the first closing under the Purchase Agreement. Mr. Ward will be one of the purchasers of Series I preferred in a second closing under the Purchase Agreement, which closing is subject to stockholder approval. Mr. Ward's agreement to purchase Series I preferred is subject to obtaining the approval of other purchasers of the Series I preferred.

The employment agreement with Mr. Ward, his agreement to invest in Series I preferred and the Plan are exhibits to this report. The above summary descriptions of these documents are qualified in their entirety by reference to the documents.

SEC MATTERS

In connection with the transactions described above, Exabyte will be filing a proxy statement with the Securities and Exchange Commission. Stockholders of Exabyte are urged to read the proxy statement when it becomes available because it will contain important information regarding these transactions. Investors and shareholders may obtain a free copy of the proxy statement when it becomes available at the SEC's website at www.sec.gov or at Exabyte's website at www.Exabyte.com.

Exabyte, its Board of Directors, executive officers and employees, and certain other persons, may be deemed to be participants in the solicitation of proxies of Exabyte stockholders to approve the Plan and the sale of Series I preferred under the Series I Preferred Stock Purchase Agreement. These individuals may have interests in the Series I preferred transactions, including as a result of acquiring or agreeing to acquire Series I preferred or holding options or other shares of Exabyte. Mr. Ward also has an interest in the Plan because it is for his benefit. Information concerning these individuals and their interests in the transactions and the participants in the solicitation will be contained in the proxy statement to be filed with the Securities and Exchange Commission in connection with these transactions.

Exabyte's Series I preferred has not been registered under the Securities Act of 1933 and may not be offered or sold in the United States unless registered under such act or eligible for an exemption from registration.

Item 7. Financial Statements and Exhibits

The following exhibits are filed herewith:

10.1	Employment letter agreement, dated May 30, 2002, between Exabyte and Mr. Ward.
10.2	Investment letter agreement, dated May 30, 2002, between Exabyte and Mr. Ward, with approval of other Series I preferred purchasers to be obtained.
10.3	Exabyte Corporation Non-Statutory Stock Option Agreement, dated June 3, 2002 between Exabyte and Mr. Ward.
99.1	Press Release dated May 31, 2002

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

EXABYTE CORPORATION
(Registrant)
Date	June 5, 2002	By	/s/ Stephen F. Smith
Stephen F. Smith
Vice President, General Counsel & Secretary

EXHIBIT INDEX

10.1	Employment letter agreement, dated May 30, 2002, between Exabyte and Mr. Ward.
10.2	Investment letter agreement, dated May 30, 2002, between Exabyte and Mr. Ward, with approval of other Series I preferred purchasers to be obtained.
10.3	Exabyte Corporation Non-Statutory Stock Option Agreement, dated June 3, 2002 between Exabyte and Mr. Ward.
99.1	Press Release dated May 31, 2002